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                                                                      EXHIBIT 11

                           Tommy Hilfiger Corporation
                  Computation of Net Income Per Ordinary Share
                    (in thousands, except per share amounts)


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
                                                       Nine Months Ended December 31,        Three Months Ended December 31,
                                                    ------------------------------------   ------------------------------------
                                                              2000             1999                 2000            1999
                                                    ------------------     -------------   -----------------     --------------
FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares outstanding...................      91,858           94,606               90,421          94,791
                                                         =========         ========             ========        ========

Net income............................................   $  97,361         $173,877             $ 42,701        $ 59,117
                                                         =========         ========             ========        ========
Per share amount......................................   $    1.06         $   1.84             $   0.47        $   0.62
                                                         =========         ========             ========        ========

DILUTED

Weighted average shares outstanding...................      91,858           94,606               90,421          94,791

Net effect of dilutive stock options based on the
   treasury stock method using average market price...         162            1,238                  278             502
                                                         ---------         --------             --------        --------

Total.................................................      92,020           95,844               90,699          95,293
                                                         =========         ========             ========        ========
Net income............................................   $  97,361         $173,877             $ 42,701        $ 59,117
                                                         =========         ========             ========        ========
Per share amount......................................   $    1.06         $   1.81             $   0.47        $   0.62
                                                         =========         ========             ========        ========
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